EXHIBIT 99
Pall Corporation Enters into Amendment and Waiver to Credit Facility
East Hills, NY (August 20, 2007) — Pall Corporation (NYSE:PLL) today announced that the Company has entered into an amendment and waiver with its lenders under its $500 million revolving credit facility.
Eric Krasnoff, Pall Chairman and CEO said, “Pall Corporation is pleased to have the continued support of our bank group and the full flexibility and availability of its $500 million credit facility.”
The amendment and waiver relates to tax and financial reporting matters as previously described in the Company’s press releases dated July 19 and August 2, 2007. The Company’s previously announced Audit Committee inquiry into these matters is proceeding.
About Pall Corporation
Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, municipal and industrial water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2006 were $2.0 billion. The Company’s headquarters are in East Hills, New York, with extensive operations throughout the world. For more information visit Pall at http://www.pall.com/.
Forward-Looking Statement
Forward-looking statements contained in this and other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. All statements regarding future performance, earnings projections, earnings guidance, events or developments are forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in product mix and product pricing particularly as we expand our systems business in which we experience significantly longer sales cycles and less predictable revenue with no certainty of future revenue streams from related consumable product offerings and services; increases in costs of manufacturing and operating costs including energy and raw materials; the Company’s ability to achieve the savings anticipated from cost reduction and margin improvement initiatives including the timing of completion of the facilities rationalization initiative; fluctuations in foreign currency exchange rates and interest rates; regulatory approval and market acceptance of new technologies; changes in business relationships with key customers and suppliers including delays or cancellations in shipments; success in enforcing patents and protecting proprietary products and manufacturing techniques; successful completion or integration of acquisitions; domestic and international competition in the Company’s global markets; risks arising from potential material weaknesses in our control environment; potential adverse effects to our financial condition, results of operations or prospects as a result of any restatement of prior period financial statements; risks associated with our inability to satisfy covenants under our syndicated credit facility or to obtain waivers of compliance with those covenants or waivers of defaults under our debt and other agreements; potential adverse effects if we are required to recognize adverse tax- or accounting-related developments other than those previously disclosed; risks relating to litigation or regulatory inquiries associated with the restatement of prior period financial statements or other related matters; and global and regional economic conditions and legislative, regulatory and political developments. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them.

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Contacts
Pall Corporation
Pat Iannucci
V.P. Investor Relations & Corporate Communications
516-801-9848
piannucci@pall.com
Or
Sard Verbinnen & Co.
Denise DesChenes / Victoria Hofstad
212-687-8080